                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report dated March 12, 1996, on the consolidated financial statements of Informed Access Systems, Inc. as of and for the year ended December 31, 1995 included in Access Health, Inc.'s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 1997, which is incorporated in this Registration Statement on Form S-4 dated June 1, 1998, and to the reference to our report by Ernst & Young LLP in their report dated October 27, 1997 included in such Form 10-K and Form 10-K/A.

                                          Arthur Andersen LLP

Denver, Colorado,
June 5, 1998 (except with regard to the change in InterQual, Inc.'s method of accounting for certain revenues, as described in Note 2 of the financial statements, as to which the date is May 15, 1998)